                                                                   EXHIBIT 4.3


NEITHER THE SECURITY EVIDENCED BY THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE LAW, AND NO INTEREST HEREIN OR THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS
(A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES,
(B) THE COMPANY RECEIVES OPINION OF LEGAL COUNSEL FOR THE HOLDER OF SAID SECURITIES (REASONABLY ACCEPTABLE TO THE COMPANY) STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION, OR (C) THE COMPANY OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

No. ____

ISSUED: October 20, 1999



                               CRITICAL PATH, INC.


                          COMMON STOCK PURCHASE WARRANT


        THIS IS TO CERTIFY that, subject to the terms and conditions hereof, U.S. Telesource, Inc., a Delaware corporation (the "Holder"), or its assigns is entitled to subscribe for and purchase from Critical Path, Inc., a California corporation (the "Company"), at any time on or after the date hereof but not later than 5:00 p.m., San Francisco time, on October 19, 2007 (the "Exercise Period"), subject to the provisions hereof, up to a maximum of 3,543,539 shares (subject to adjustment as provided herein) (the "Warrant Shares" ) of fully paid and non-assessable shares of Common Stock, $.001 par value, of the Company (the "Common Stock"), at a price per share (the "Exercise Price") as set forth in
Section 1.1 hereto. This Warrant is being issued pursuant to a certain Master Agreement dated as of October 20, 1999, between Qwest Communications Corporation, a Delaware corporation, and the Company (the "Master Agreement"). All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Master Agreement.


                               SECTION 1 EXERCISE


        1.1 Warrant Shares Eligible to be Purchased

                (a) Subject to the provisions of Sections 1.2, 1.3, 1.4 and 12, the Holder's rights to purchase Warrant Shares during the Exercise Period shall vest and the Exercise Price for such Warrant Shares shall be determined as set forth in the table below. For the purposes of determining the vesting requirements, a "Qwest Service Email Box" shall mean an email box registered by Qwest utilizing Critical Path's Services, as provided in
                Article 3 of the Master Agreement, provided that all such Qwest Email Service Boxes shall be Critical Path sub-branded. For the purposes of determining the Exercise Price, the "Closing Price" shall mean the closing price of Company Common Stock, as average of the closing bid and asked prices of the Common Stock as quoted in the Over-the-Counter Market Summary or the last reported sale price of the Common Stock or the closing price quoted on the Nasdaq national market system, on the last trading day National Market System or on any exchange on which the Common Stock is then listed, whichever is applicable, for the fifteen (15) trading days prior to the day in question.



Number of Shares                         Vesting                                Exercise Price
----------------                         -------                                --------------
589,090 shares, or one-sixth of          The registration of the                The Closing Price for the
the Warrant Shares.                      400,000th Qwest Service                Effective Date (the "Initial
                                         Email Box Upon execution of            Exercise Price") ($41.581)
                                         this Warrant.

589,090 shares, or one-sixth of          The registration of the                The Initial Exercise Price plus
the Warrant Shares.                      400,000th Qwest Service                $3.00 ($44.581)
                                         Email Box.

589,090 shares, or one-sixth of          The registration of the                The Initial Exercise Price plus
the Warrant Shares.                      800,000th Qwest Service                $6.00 ($47.581)
                                         Email Box.

589,090 shares, or one-sixth of          The registration of the                The Initial Exercise Price plus
the Warrant Shares.                      1,200,000th Qwest Service              $9.00 ($50.581)
                                         Email Box.

589,090 shares, or one-sixth of          The registration of the                The Initial Exercise Price plus
the Warrant Shares.                      1,600,000th Qwest Service              $12.00 ($53.581)
                                         Email Box.

589,090 shares, or one-sixth of          The registration of the                The Initial Exercise Price plus
the Warrant Shares.                      2,000,000th Qwest Service              $15.00 ($56.581)
                                         Email Box.


                (b) Notwithstanding anything herein to the contrary, if any portion of the Warrant Shares shall not have vested (in accordance with the table set forth in Section 1(a) above) within three years from the date of the Master Agreement, then the Holder's right to purchase such portion of the Warrant Shares shall terminate.

                (c) Notwithstanding the foregoing, any portion of the Warrant Shares that have vested (in accordance with the table set forth in Section 1(a) above) shall be exercisable for a period of five years commencing on the date such portion of the Warrant Shares vested, and thereafter any such rights to exercise such portion of the Warrant Shares shall terminate.

        1.2 Procedure for Exercise

        Subject to the foregoing, this Warrant may be exercised by the Holder, as to those shares of Warrant Shares for which this Warrant is then exercisable as determined in accordance with Section 1.1, at any time during the Exercise Period in whole or part by delivering to the Company, at the address of the Company set forth in Section 17, (a) the form of Exercise Notice attached hereto duly completed and executed by the Holder, (b) this Warrant certificate, (c) cash or a bank cashier's check payable to the Company in the amount of the Exercise Price multiplied by the number of shares for which this Warrant is being exercised (the "Purchase Price"), and

(d), a certificate signed by an appropriate officer of the Holder setting forth the amount of all outstanding securities, including rights, options, or warrants to acquire securities of the Company, that are owned by the Holder, and any Subsidiary (as defined in Section 16) of the Holder, in order to assure compliance with Section 1.4 below. The Holder will be deemed to be the holder of record of the shares of Common Stock as to which the Warrant was exercised in accordance with this Warrant, effective at the close of business, San Francisco time, on the date such exercise is completed and all documents specified above are delivered to the Company.

        1.3 Net Exercise

        Notwithstanding the payment provisions set forth above, the Holder may elect to exercise this Warrant by converting this Warrant into shares of Warrant Shares as provided in this Section 1.3, such election to be effected by surrender of this Warrant at the principal office of the Company, together with the Notice of Exercise indicating such election, in which case the Company shall issue to the Holder the number of shares of Warrant Shares determined as follows:

                               X  = Y (A-B)
                                    -------
                                       A

Where:          X = the number of shares of Warrant Shares to be issued

                Y = the number of shares of Warrant Shares as to which the Warrant is being exercised

                A = the Fair Market Value (as defined below) of one (1) share of Warrant Shares

                B = the applicable Exercise Price

                For purposes of the above calculation, the Fair Market Value of a share of Warrant Shares shall be determined in good faith by the Board of Directors of the Company (the "Board"); provided, however, that if a public market for the common stock of Company (the "Common Stock") exists at the time of such exercise, then such Fair Market Value shall be the average of the closing bid and asked prices of the Common Stock as quoted in the Over-the-Counter Market Summary or the last reported sale price of the Common Stock or the closing price quoted on the Nasdaq National Market System or on any exchange on which the Common Stock is then listed, whichever is applicable, for the five (5) trading days prior to the date of exercise of this Warrant. The Board shall promptly respond in writing to an inquiry by the Holder as to the Fair Market Value of one share of Warrant Shares.

        1.4 Restrictions on Exercise

        This Warrant shall not be exercisable as to any portion of the Warrant Shares that would cause, on the date of the vesting of each one-sixth of the Warrant Shares (as described in Section 1.1) (each a "Vesting Date"), the Holder and any Affiliate (as defined in the Master Agreement) thereof to own, in the aggregate, 10% or more of the Fully-Diluted Stock (as defined in Section 1.5 below) of the Company. Subject to the next two succeeding sentences, if on the Exercise Date such restriction is applicable, the Warrant shall be exercisable for a number of Warrant Shares equal to the remainder of (x) the number of shares equal to 9.9% of the Fully-Diluted Stock of the Company minus (y) the number of shares of Common Stock then owned in the aggregate by the Holder and any Affiliate (the "Maximum Number of Warrant Shares"). The Holder's right to purchase any vested Warrant Shares in excess of the Maximum Number of

Warrant Shares will terminate on the date that is six months after the most recent Vesting Date, except that with respect to the last Vesting Date, such right will terminate thereon.

        1.5 Representation of Company Regarding the Equity Percentage of the Warrants

        The Company represents to Holder that, as of the date of the Master Agreement (the "Designated Date"), the Warrant Shares, if all issued as of the Designated Date, would constitute six percent (6%) of the number of shares of voting capital stock of the Company on the Designated Date after giving effect to the exercise, exchange or conversion of all outstanding securities, rights, options, warrants (including this Warrant), calls, commitments or agreements of any nature or character (whether debt or equity) that are, directly or indirectly, exercisable or exchangeable for, or convertible into or otherwise represent the right to purchase or otherwise receive, directly or indirectly, any such capital stock or other arrangement to acquire at any time or under any circumstance, voting capital stock of the Company or any such other outstanding securities and including all shares or other equity interests subject, as of the Designated Date to issued stock options or other rights to acquire equity of any nature to officers, directors, employees or consultants of the Company under all agreements, plans or arrangements theretofore approved by the Board of Directors of the Company, whether on not the right to exercise such outstanding options or other rights is currently effective or vested (collectively, the "Fully-Diluted Stock").

                     SECTION 2 DELIVERY OF STOCK CERTIFICATE

        Within 20 days after the exercise of this Warrant (in full or in part) and payment of the Purchase Price then due, the Company at its expense shall issue in the name of and deliver to the Holder (a) a certificate or certificates for the number of fully paid and nonassessable shares of Warrant Shares to which the Holder shall be entitled upon such exercise and (b) if applicable, a new Warrant of like tenor to purchase up to that number of shares of Warrant Shares, if any, as to which this Warrant shall not have been previously exercised by the Holder or repurchased by the Company.

                    SECTION 3 COVENANTS AS TO WARRANT SHARES

        The Company covenants and agrees that the Company will at all times have authorized and reserved a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant. The Company further covenants that all shares of Common Stock which may be issued upon the exercise of the rights represented by this Warrant, will, upon issuance, in accordance with the terms of this Warrant, be validly issued, fully paid and non-assessable and free from all taxes, liens and charges solely with respect to the issuance thereof. The Company further covenants and agrees that the Company will from time to time take all such action as may be requisite to assure that the stated or par value per share of the Common Stock is at all times equal to or less than the then effective Exercise Price per share of the Common Stock issuable upon exercise of this Warrant. If and so long as the Common Stock issuable upon exercise of the rights represented by this Warrant is listed on any national securities exchange, the Company will, if permitted by the rules of such exchange, use its best efforts to list and keep listed on such exchange, upon official notice of issuance, all Warrant Shares.

                       SECTION 4 EFFECTS OF REORGANIZATION

        In the event of a merger or consolidation of the Company with another entity or the acquisition of all or substantially all of the assets or stock of the Company by another entity (collectively such events being a "Reorganization"), the following provisions will apply:

        (a) The Holder will be provided with notice of such Reorganization at the same time as notice is provided to the Company's shareholders. In addition, the Holder will be provided copies of any notice sent to shareholders of the Company in connection with such Reorganization (including notice of any shareholder's meetings and shareholder's consents), simultaneously with such notice being provided to any shareholder.

        (b) In the event the shareholders of the Company receive cash, stock or other property or contractual rights in respect of their stock in the Company (including upon any Reorganization where the Company is not the surviving entity), this Warrant will be exchanged for a warrant to purchase such kind and number of shares of capital stock or other securities or property or rights of the Company or the surviving entity to which the Holder would have been entitled if it had held the Common Stock issuable upon the exercise hereof immediately prior to such Reorganization, which warrant shall have the same terms and conditions hereof; provided, however, that if the Holder does not receive such warrant in exchange for this Warrant, then the Warrant will vest and become fully exercisable with respect to the maximum number of Warrant Shares upon completion of the Reorganization and the Holder will be entitled to exercise such Warrant Shares effective concurrently with completion of the Reorganization (but immediately prior thereto). Despite the foregoing, if the sole consideration received by shareholders in any such Reorganization is cash, then Company shall not be required to issue an exchange warrant if it pays to the Holder, immediately upon closing, cash based on the amount that the Holder would have received in such Reorganization upon full exercise of the Warrant for all Warrant Shares then vested; it being understood that the net amount payable will be the net exercise price therefor calculated in the manner specified in Section 1.3 above.

           SECTION 5 ADJUSTMENTS FOR STOCK SPLITS AND SIMILAR MATTERS

        5.1 Stock Splits and Reverse Stock Splits

        If the Company shall issue any shares of Common Stock as a stock dividend or subdivide the number of outstanding shares of Common Stock into a greater number of shares, then, in either such case, then the Exercise Price in effect before such dividend or subdivision shall be proportionately reduced and the number of shares of Warrant Shares at that time purchasable pursuant to this Warrant shall be proportionately increased; and, conversely, if the Company shall reduce the number of outstanding shares of Common Stock by combining such shares into a smaller number of shares, then the Exercise Price in effect before such combination shall be proportionately increased and the number of shares of Warrant Shares at that time purchasable pursuant to this Warrant shall be proportionately decreased. Upon each adjustment in the Exercise Price pursuant to this Section 5, the number of shares of Warrant Shares purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying such number of shares purchasable immediately prior to such adjustment in the Exercise Price by a fraction, the numerator of which shall be the Exercise Price immediately prior to such adjustment and the denominator of which shall be the Exercise Price immediately thereafter. The Holder shall be entitled to the same notice and information regarding such dividend or subdivision as is furnished to holders of Common Stock, which notice shall be sent to the Holder no later than the date such notice is sent to all holders of Common Stock. The foregoing is intended to protect Holder against dilution due to stock dividends and stock splits.

        5.2 Other Dividends and Distributions

        In case the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time receivable upon the exercise of this Warrant) for the purpose of entitling them to receive any dividend or other distribution other than as described in Section 5.1, or any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, then the Company will mail or cause to be mailed to the Holder a notice specifying the date on which a record is to be taken for the purpose of such dividend, distribution or right (the "Record Date"), and stating the amount and character of such dividend, distribution or right. Such notice shall be mailed at least 15 days prior to the Record Date therein specified.

                           SECTION 6 CHANGE OF CONTROL

        Upon a Change of Control (as defined below) of the Company, the restrictions on exercise as described in Section 1.4 will terminate.

        For the purposes of this Warrant, "Change of Control" of the Company means: (i) an acquisition of Common Stock and any other securities issued by the Company having the ordinary power to vote in the election of directors of the Company (other than securities having such power only upon the happening of a contingency) (the "Voting Stock") by any person, individual, corporation, partnership, trust or other non-governmental entity or any governmental agency, court, authority or other body (whether foreign, federal, state, local or otherwise) (collectively, "Person") or a Group (as that term has the meaning comprehended by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act")) (other than the Company or its affiliates) in a purchase or transaction or series of related purchases or transactions if immediately thereafter such Person or Group has Beneficial Ownership (as such term has the meaning comprehended by Section 13(d)(3) of the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Company's then outstanding Voting Stock; (ii) the execution of an agreement providing for a tender offer, merger, consolidation or reorganization, or series of such related transactions involving the Company, unless the stockholders of the Company, immediately after such transaction or transactions are Beneficial Owners of at least fifty percent (50%) of the Voting Stock; (iii) a change or changes in the membership of the Company's board of directors that represents a change of a majority or more of such membership during any twelve month period (unless such change or changes in membership are caused by actions of the then existing board of directors and do not occur within twelve months of the commencement, threat or proposal of an Election Contest (as such term is defined in Rule 14a-11 of Regulation 14A under the Exchange Act), tender offer or other transaction that would constitute a Change of Control under (i) or (ii) of this paragraph; or (iv) to the extent not covered by (i), (ii) or (iii) of this paragraph, any event constituting a Reorganization under Section 4.

                          SECTION 7 FRACTIONAL SHARES

        No fractional shares shall be issued upon the exercise of this Warrant. In lieu of fractional shares, the Company shall pay the Holder a sum in cash equal to the fair market value of the fractional shares on the date of exercise.

                       SECTION 8 RESTRICTIONS ON TRANSFER

        Neither the Security evidenced by this Warrant nor the securities issuable upon exercise of this Warrant may be transferred unless (a) there is an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws covering any such transaction involving said securities, (b) the Company receives opinion of legal counsel for the holder of said securities (reasonably acceptable to the Company) stating that such transaction is exempt from registration; provided, however, that no such opinion of counsel shall be necessary for a transfer of Warrant Shares pursuant to Rule 144(k) promulgated under the Securities Act or any successor rule thereto ("Rule 144(k)"), or (c) the Company otherwise satisfies itself that such transaction is exempt from registration. The Holder and Company agree that all Warrant Shares shall have the same registration rights and be subject to the same terms and conditions with respect to the registration and sale of such stock as provided for in the Amended and Restated Investors' Rights Agreement dated September 11, 1998 among the Company and the individuals and entities listed on the signature pages thereto, as amended by the Amendment to Amended and Restated Investors' Rights Agreement dated January 13, 1999 among the Company and the individuals and entities listed on the signature pages thereto (together, the "Rights Agreement"), and as possessed by the individuals and entities listed on the signature pages to the Rights Agreement.

                                SECTION 9 LEGEND

        A legend setting forth or referring to the foregoing restrictions shall be placed on this Warrant, any replacement hereof and any certificate representing a security issued pursuant to the exercise hereof, and a stop transfer restriction or order shall be placed on the books of the Company and with any transfer agent until such securities may be legally sold or otherwise transferred; provided, however, that such legend shall not be required and a stop transfer restriction order shall not be placed if (a) in the opinion of counsel to the Holder (reasonably acceptable to the Company) registration of any future transfer is not required by the applicable provisions of the Securities Act, (b) the Company shall have waived the requirements of such legends, or (c) the transfer of Warrant Shares shall be made in compliance with the requirements of Rule 144(k) or the Company otherwise satisfies itself that such transaction is exempt from registration.

                           SECTION 10 HOLDER AS OWNER

        The Company may deem and treat the Holder of this Warrant as the absolute owner hereof for all purposes regardless of any notice to the contrary.

                        SECTION 11 WARRANT HOLDER RIGHTS

        This Warrant shall not entitle the Holder to any voting rights or any other rights as a shareholder of the Company or to any other rights whatsoever except the rights stated herein; and except as otherwise provided herein, no dividend or interest shall be payable or shall accrue in respect of this Warrant or the Warrant Shares purchasable hereunder unless, until and to the extent that this Warrant shall be exercised.

                             SECTION 12 CONSTRUCTION

        The validity and interpretation of the terms and provisions of this Warrant shall be governed by the laws of the State of California without respect to the conflicts of laws principles thereof. The descriptive headings of the several sections of this Warrant are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions thereof.

                              SECTION 13 EXPIRATION

        Subject to the last sentence of Section1.4, any portion of the Warrant Shares which shall not have become exercisable (in Accordance with the table set forth in Section 1.1 (a) above) within three years from the date of the Master Agreement shall be cancelled. Notwithstanding the above, any portion of the Warrant Shares that have become exercisable (in accordance with the table set forth in Section 1(a) above) shall be exercisable for a period of five years commencing on the date such portion of the Warrant Shares became exercisable. All restrictions set forth herein on the shares of capital stock issued upon exercise of any rights hereunder shall survive such exercise and expiration of the rights granted hereunder.

                         SECTION 14 EXCHANGE OF WARRANT

        This Warrant is exchangeable upon the surrender hereof by the Holder at the office of the Company for new Warrants of like tenor representing in the aggregate the rights to subscribe for and purchase the number of shares which may be subscribed for and purchased hereunder, each of such new Warrants to represent the right to subscribe for and purchase such number of shares as shall be designated by the Holder at the time of such surrender.

                       SECTION 15 LOST WARRANT CERTIFICATE

        If this Warrant is lost, stolen, mutilated or destroyed, the Company shall, upon request in writing from the Holder and subject to compliance by Holder with the following sentence, issue a new Warrant of like denomination, tenor and date as this Warrant, subject to the Company's right to require the Holder to give the Company a bond or other satisfactory security sufficient to indemnify the Company against any claim that may be made against it (including any expense or liability) on account of the alleged loss, theft, mutilation or destruction of this Warrant or the issuance of such new Warrant. The Holder shall reimburse the Company for any and all expenses and costs incurred by the Company in connection with issuing a new Warrant under this Section.

                        SECTION 16 WAIVERS AND AMENDMENTS

        This Warrant or any provision hereof may be changed, waived, discharged or terminated only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

                        SECTION 17 SUCCESSORS AND ASSIGNS

        This Warrant shall be binding upon the Company and inure to the benefit of the Holder and its successors and assigns; provided, however, that the Warrant shall only be assignable by the Holder to its Affiliates (as defined in the Master Agreement).

                               SECTION 18 NOTICES

        All notices or other communications required or permitted hereunder shall be in writing and shall be delivered by personal delivery, reputable overnight courier service, telecopier or mailed by United States mail, first-class postage prepaid, or by registered or certified mail with return receipt requested, addressed as follows:


If to the Holder:
U.S. Telesource, Inc.
555 Seventeenth Street
Denver, Colorado 80202
Fax: 303-992-1724
Attention: Legal Counsel


If to the Company:

Critical Path, Inc.
320 First Street
San Francisco, California 94105
Fax: 415-808-8777
Attention: General Counsel

        Each of the foregoing parties shall be entitled to specify a different address by giving five days' advance written notice as aforesaid to the other parties. All such notices and communications shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery and
(ii) in the case of mailing, on the third business day following the date of such mailing.

                          SECTION 19 INVESTMENT INTENT

        By accepting this Warrant, the Holder represents that it is acquiring this Warrant for investment and not with a view to, or for sale in connection with, any distribution thereof.

        IN WITNESS WHEREOF, the Company has executed this Warrant as of the date first written above.



CRITICAL PATH, INC.

By:
    -----------------------
    Brett Roberston
    Vice President of Strategic Development and
    General Counsel



ACCEPTED AND AGREED:

U.S. TELESOURCE, INC.

By:
    -------------------------------

Name: Marc B. Weisberg
      ----------------------------

Title: President and CEO
       ---------------------------

Date: 10/29/99
      ----------------------------

                               NOTICE OF EXERCISE

                             TO CRITICAL PATH, INC.


        The undersigned hereby irrevocably elects to exercise the Warrant delivered herewith pursuant to Section 1.2 thereof as to __________ shares of Common Stock and requests that certificates for such shares be issued in the name of and delivered to the undersigned at the address stated below, and, if additional shares remain available for purchase pursuant to the Warrant, the new Warrant evidencing the right to purchase the balance of such shares shall be registered in the name of, and delivered to, the undersigned at the address stated below. The undersigned hereby agrees with and represents to the Company that said shares of common stock are acquired for investment and not with a view to, or for sale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended, and agrees that the exercise of the Warrant and the issuance and transfer of the common stock to be purchased are subject to Sections 7 and 8 of the Warrant.

Payment is enclosed in the amount of $
                                      --------------------

Dated:
      --------------------------



--------------------------------

By:
    ----------------------------

Its:
    ----------------------------



Address:

--------------------------------

--------------------------------

--------------------------------

--------------------------------